EXHIBIT 16.1

March 14, 2011

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561
Dear Sirs/Madams:

We have read Item 4.01(a) East Coast Diversified Corporation, (the “Company”) Form 8-K dated March 7, 2011, and are in agreement with the statements relating only to KBL, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

KBL, LLP